Exhibit 99.1

Cascade Microtech Reports Second Quarter 2012 Results

Record Quarterly Revenue of $27.6 Million

Operating Income Up 79%

Quarterly EPS of $0.15

Book to Bill of 1.14

BEAVERTON, Ore.—(MARKETWIRE)—July 31, 2012—Cascade Microtech, Inc. (NASDAQ:CSCD) today reported financial results for the second quarter ended June 30, 2012.

Financial summary from the second quarter:

Operating results for the quarter ended June 30, 2012 were as follows:

•	Record quarterly revenue of $27.6 million.

–	Revenue from Production Probes increased by 30.3% over Q1 2012.

•	Gross margin of 46.1%, up from 43.4% in Q1 2012, the highest in over 4 years.

•	Operating expenses of $10.5 million compared to $10.7 million in Q1 2012.

–	Research and development expenses decreased by $0.3 million due primarily to the timing of R&D projects.

–	Selling, general and administrative expenses increased by $0.1 million due primarily to selling costs.

•	Income from operations of $2.3 million, an increase of $1.0 million, or 79.3% over Q1 2012.

•	Depreciation, amortization and stock-based compensation expenses for Q2 2012 totaled $1.6 million.

•	Net income of $2.2 million, or $0.15 per share for Q2 2012.

•	Book-to-bill ratio as of June 30, 2012 of 1.14 to 1.

“Cascade Microtech posted the third consecutive quarterly revenue record in the second quarter of 2012, driven by strong demand for our Production Probe products. Revenue from our Production Probes has grown over 30% sequentially for both the first and second quarters of 2012. Our Systems revenue remained steady quarter-on-quarter. We recently announced two new products that address both the fully-automated high-power market and a cost-effective, yet highly-precise manual system for testing wafers and substrates up to 150mm, which we expect to contribute to revenue during the second half of 2012. Revenue from our Engineering Probes was down quarter-on-quarter due to seasonal fluctuations, but 12% higher than the same quarter in 2011,” said Michael Burger, President and CEO.

“The product mix from the second quarter drove improved gross margins. In addition, our R&D expenses were down in the second quarter with increased product development anticipated in the second half of 2012. Improved gross margins and lower operating expenses improved income from operations by $1.0 million resulting in earnings per share of $0.15. Our strong financial performance in the second quarter was further complemented by a book-to-bill ratio of 1.14. As a result, we believe Cascade Microtech is well positioned for the second half of 2012,” added Mr. Burger.

Financial outlook

For the third quarter of 2012, revenue is expected to be in the range of $27.0 million to $30.0 million. Earnings per share are expected to be in the range of $0.06 to $0.10 on a fully-diluted basis, assuming no significant one-time charges and consistent foreign currency rates. The EPS guidance includes increased investments in R&D costs including the prototyping of new systems, as previously announced.

The company will host a conference call beginning at 2:00 p.m. PDT (5 p.m. EDT) on Tuesday, July 31, 2012, to discuss its results for the quarter ended June 30, 2012.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. If you are interested in participating in the call, the live dial-in number is 866-783- 2140 or international 857-350-1599, participant Passcode: 10917173. A replay will be available after 7:00 p.m. EDT at the same internet address. (For a telephone replay available after 7:00 p.m. EDT, dial: 888-286-8010, international: 617-801-6888, Passcode: 67052642).

Forward-Looking Statements

The statements in this release regarding strong demand for Probe products; the Company’s financial outlook as to anticipated revenue and earnings per share for the third quarter of 2012; revenue contribution from new products during the second half of 2012; and anticipated increased product development during the second half of 2012 are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including: changes in demand for the Company’s products; changes in product mix; the timing of shipments and customer orders; constraints on supplies of components; excess or shortage of production capacity; potential failure of expected market opportunities to materialize; changes in foreign exchange rates; and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. In addition, such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise contact, electrical measurement and test of integrated circuits (ICs), optical devices and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMS, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge stations, probes, probe-cards and integrated systems deliver precision accuracy and superior performance both in the lab and during production manufacturing of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

FOR MORE INFORMATION, CONTACT:

Jeff A. Killian

Cascade Microtech, Inc.

(503) 601-1280

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CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	Year to Date Ended June 30,
				2012		2011
Revenue	$27,638	$27,543	$26,549		$55,181	$53,562
Cost of sales	14,897	15,592	16,439		30,489	32,657

Gross profit	12,741	11,951	10,110		24,692	20,905

Operating expenses:
Research and development	2,438	2,779	2,687		5,217	5,762
Selling, general and administrative	8,042	7,911	9,030		15,953	16,433

	10,480	10,690	11,717		21,170	22,195

Income (loss) from operations	2,261	1,261	(1,607)		3,522	(1,290)

Other income (expense):
Interest income, net	9	10	12		19	31
Other, net	(45)	(407)	(167)		(452)	(184)

	(36)	(397)	(155)		(433)	(153)

Income (loss) from continuing operations before income taxes	2,225	864	(1,762)		3,089	(1,443)
Income tax expense	52	124	145		176	248

Net income (loss) from continuing operations	2,173	740	(1,907)		2,913	(1,691)
Loss from discontinued operations	—	—	(117)		—	(227)

Net income (loss)	$2,173	$740	$(2,024)		2,913	$(1,918)

				$
Basic net income (loss) per share:
Continuing operations	$0.15	$0.05	$(0.13)		$0.21	$(0.12)
Discontinued operations	—	—	(0.01)		—	(0.02)

	$0.15	$0.05	$(0.14)		$0.21	$(0.13)

Diluted net income (loss) per share:
Continuing operations	$0.15	$0.05	$(0.13)		$0.20	$(0.12)
Discontinued operations	—	—	(0.01)		—	(0.02)

	$0.15	$0.05	$(0.14)		$0.20	$(0.13)

Shares used in computing net income (loss) per share:
Basic	14,158	14,188	14,611		14,173	14,571
Diluted	14,350	14,301	14,611		14,332	14,571

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$12,535	$10,656
Marketable securities	6,310	2,656
Restricted cash	1,041	1,470
Accounts receivable, net	21,578	23,882
Inventories	26,297	23,607
Prepaid expenses and other	2,450	4,086

Total current assets	70,211	66,357
Long-term investments	—	1,834
Fixed assets, net	7,757	9,003
Purchased intangible assets, net	1,923	2,329
Goodwill	950	971
Other assets	2,329	2,570

	$83,170	$83,064

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,058	$6,033
Deferred revenue	4,414	5,516
Accrued liabilities	7,218	7,745

Total current liabilities	17,690	19,294
Deferred revenue	102	225
Other long-term liabilities	3,630	4,248

Total liabilities	21,422	23,767

Stockholders’ equity:
Common stock	90,773	90,853
Accumulated other comprehensive loss	(1,434)	(1,052)
Accumulated deficit	(27,591)	(30,504)

Total stockholders’ equity	61,748	59,297

	$83,170	$83,064

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